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                                 EXHIBIT 2(C)(1)

                             1997 STOCK OPTION PLAN





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            LASERMEDIA COMMUNICATIONS CORP. - 1997 STOCK OPTION PLAN


         1. PURPOSE. The purpose of this Stock Option Plan (the "Plan") is to attract and retain the services of directors, officers, employees, consultants and advisors of Lasermedia Communications Corp. its subsidiaries and affiliates (the "Optionees") who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Corporation by granting options (the "Options") enabling them to acquire common shares (the "Shares") of the Corporation as an additional incentive for superior performance by such persons, on the terms and conditions set forth in this Plan and any stock option agreements entered into between the Corporation and the Optionees in accordance with the Plan.

         2. ELIGIBILITY. Options may be granted under the Plan to directors, officers, or to a personal holding corporation controlled by such persons, employees, consultants and advisors of the Corporation, whether or not they are full or part time employees of the Corporation; provided, however, that options may be conditionally granted to persons who are prospective directors, officers or employees of, or consultants or advisors to, the Corporation, but no such grant shall become? by its terms, effective earlier than the date as of which the board of directors approves the grant or the date as of which the Optionee becomes a director, officer or employee of, or a consultant or advisor to (as the case may be), the Corporation.

         3. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Corporation (the "Board") who shall have full authority to interpret the Plan and to make such rules and regulations and establish such procedures as they deem appropriate for the administration of the Plan. A decision of the majority of persons comprising the Board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons. The Board is authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan.

         4. SHARES SUBJECT TO THE PLAN. The total number of shares which are reserved and set aside for issuance under this Plan, and under all other management options outstanding and employee stock purchase plans, if any, shall not in the aggregate exceed 2,000,000 common shares. All shares issued pursuant to the exercise of options granted or deemed to be granted under the Plan will be so issued as fully paid common shares. The maximum number of common shares which are reserved and set aside for issuance under this Plan may be subsequently increased by further votes of shareholders of the Corporation.

         5. PARTICIPATION. Options shall be granted under the Plan only to directors or officers or their personal holding corporation or to employees, consultants and advisors of the Corporation as shall be designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction. Approval of the Plan also constitutes shareholders




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approval of options that may be granted under the Plan to directors or senior officers of the Corporation or to their personal holding corporation.

         6. OPTION AGREEMENTS. Each option shall be evidenced by a written agreement (an "Option Agreement"), containing such terms and conditions, not inconsistent with the Plan, as the Board of Directors may, in its discretion, determine. Each Option Agreement shall be executed on behalf of the Corporation and the Optionee. Option Agreements may differ among Optionees.

         7. TERMS AND CONDITIONS OF OPTIONS. The terms and conditions of each option granted under the Plan shall include the following, as well as such other provisions, not inconsistent with the Plan as may be deemed advisable by the
Board:

                  (a) NUMBER OF SHARES. The number of shares subject to option. At no time shall the number of shares reserved for issuance to any one person pursuant to options granted under the Plan or otherwise, exceed five (5%) percent of the outstanding shares at any one time.

                  (b) OPTION PRICE. The option price of any shares in respect of which an option may be granted under the Plan shall be fixed by the Board but shall be not less than the Market Price of the shares at the time the option is granted, or such lesser price as may be permitted pursuant to the rules of any regulatory authority having jurisdiction over the shares issued which rules may include provisions for certain discounts in respect to the option price. For the purpose of this paragraph, the "Market Price" shall be deemed to be the closing market price of the shares as quoted for a published market on the day prior to the date the option is granted? or if not so traded, the average between the closing bid and ask prices thereof as reported for that day.

                  (c) PAYMENT. The full purchase price payable under the option shall be paid in cash or certified funds upon the exercise thereof. A holder of an option shall have none of the rights of a shareholder until the shares are issued.

                  (d) TERM OF OPTION. Options may be granted under this Plan over a period not exceeding ten (10) years. Each option shall be subject to earlier termination as provided in subparagraph (f) of this paragraph 7.

                  (e) EXERCISE OF OPTION. Subject to the provisions contained in subparagraph (f) of this paragraph 7, no option may be exercised unless the Optionee is then a director, senior officer, officer, employee, consultant and advisor of the Corporation. This Plan shall not confer upon the Optionee any right with respect to continuation of employment by the Corporation. Absence on leave approved by an officer of the Corporation authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, an option may be exercised




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         from time to time by delivery to the Corporation of written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in full of the purchase price of the shares then being purchased.

                  (f) TERMINATION OF OPTIONS. Any option granted pursuant hereto, to the extent not validly exercised, will terminate on the date of expiration specified in the option agreement, being not more than ten (10) years after the date upon which the option was granted.

                  (g) Non-transferability of Stock Option. No option shall be transferable, except to a personal holding corporation of the Optionee, by the Optionee other than by will or the laws of descent and distribution and such option shall be exercisable during the lifetime of the Optionee.

                  (h) Applicable Laws or Regulations. The Corporation's obligation to sell and deliver shares under each option is subject to such compliance by the Corporation and any Optionee as the Corporation deems necessary or advisable with all laws, rules and regulations of Canada and any provinces and/or territories thereof applying to the authorization, issuance, listing or sale of securities and is also subject to the acceptance for listing of the shares which may be issued upon the exercise thereof by each stock exchange upon which shares of the Corporation are then listed for trading.

         8. TERMINATION OF EMPLOYMENT, DISABILITY AND DEATH. Unless the Option Agreement provides otherwise, all options will terminate thirty (30) days following (i) the termination by the Corporation, with or without cause, of the Optionee's employment or other relationship with the Corporation, or (ii) the termination by the Optionee of any such relationship with the Corporation. In the case of death or permanent and total disability of the Optionee, all options will terminate six (6) months following the death or permanent and total disability of the Optionee, unless the Option Agreement provides otherwise. Such period or periods shall be set forth in the Option Agreement evidencing such option.

         9. ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN. The aggregate number and kind of shares available under the Plan and the exercise price thereof shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. In any of such events, the Board of Directors may determine the adjustments to be made in the number and kind of shares covered by options theretofore granted or to be granted and in the option price.

         10. AMENDMENT AND TERMINATION OF PLAN. Subject to the approval of the Toronto Stock Exchange or other regulatory authorities having jurisdiction, the Board may from time to time amend or revise the terms of the Plan or may terminate the Plan at any time provided




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however that no such action shall, without the consent of the Optionee, in any manner adversely affect his rights under any option theretofore granted under the Plan.

         11. CORPORATE TRANSACTIONS. In the event the Shares are exchanged for securities, cash or other property of any other corporation or entity as the result of a reorganization, merger or consolidation in which the Corporation is not the surviving corporation, the dissolution or liquidation of the Corporation, or the sale of all or substantially all the assets of the Corporation, the board of directors of any successor corporation or entity may, in its discretion, as to outstanding options: (a) accelerate the exercise date or dates of such options pursuant to section 7(e); (b) upon written notice to the holders thereof, provided the options have been accelerated pursuant to item
(a) above, terminate all such options prior to consummation of the transaction unless exercised within a prescribed period; (c) provide for payment of an amount equal to the excess of the Market Price, as determined by the Board or such board of directors of any successor corporation or entity, over the Option Price of such shares as of the date of the transaction, in exchange for the surrender of the right to exercise such options; or (d) provide for the assumption of such options, or the substitution therefor of new options, by the successor corporation or entity.

         12. ADDITIONAL RESTRICTIONS. Unless an ordinary resolution of disinterested shareholders of the Corporation provides otherwise, the number of options which may be granted under the Plan, together with any other share compensation arrangements of the Corporation, is subject to the following additional restrictions provided for in the rules of The Toronto Stock Exchange governing stock options and stock purchase plans:

                  (a) at no time shall the number of shares reserved for issuance pursuant to stock options granted to insiders exceed 10% of the outstanding issue;

                  (b) at no time shall insiders be issued, within a one-year period, a number of shares exceeding 10% of the outstanding issue; and

                  (c) at no time shall any one insider and such insider's associates be issued, within a one-year period, a number of shares exceeding 5% of the outstanding issue.

The above restrictions of paragraph 12 shall be of no force or effect to the Plan, upon resolution of disinterested shareholders permitting the Corporation to exceed the above-specified thresholds.

         13. EFFECTIVE DATE AND DURATION OF PLAN. Subject to regulatory compliance, the Plan shall come into full force and effect from the date of shareholder approval hereof, and options may be granted immediately thereafter. The Plan shall remain in full force and effect thereafter from year to year until amended or terminated and for so long thereafter as options remain outstanding in favour of any optionee.





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         14. REPEAL. Upon this Plan coming into effect the Employee Incentive
Stock Option Plan of the Corporation approved on July 20, 1994 is repealed provided that such repeal shall not affect the previous operation of such plan so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any agreement made pursuant to any such plan prior to its repeal.





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